Exhibit 2.1

AGREEMENT AND PLAN OF MERGER,

by and among

TIME WARNER TELECOM INC.

XPD ACQUISITION, LLC

XSPEDIUS COMMUNICATIONS, LLC

XSPEDIUS MANAGEMENT CO., LLC

and

XSPEDIUS HOLDING CORP.

Dated as of July 27, 2006

AGREEMENT AND PLAN OF MERGER, dated as of July 27, 2006 (this “Agreement”), by and among Time Warner Telecom Inc., a Delaware corporation (“TWTC”), XPD Acquisition, LLC, a Delaware limited liability company (“Merger Sub”), Xspedius Communications, LLC, a Delaware limited liability company (“Company”), and each of Xspedius Management Co., LLC and Xspedius Holding Corp. (the “Members”).

WHEREAS, TWTC and Company desire to effect a business combination by means of the merger of Merger Sub with and into Company, with Company continuing as the surviving entity (the “Merger”);

WHEREAS, the Board of Directors of TWTC, the sole member of Merger Sub, the managers of Company and the Members have approved the Merger upon the terms and subject to the conditions set forth herein;

WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding membership interests of Company (“Company Membership Interests,” which term shall include interests under Company’s Profits Interest Plan or similar plans) and all of the Equity Interests shall be converted into the right to receive a combination of cash and shares of Class A Common Stock, par value $0.01 per share, of TWTC (“TWTC Class A Common Stock”) or otherwise cancelled;

WHEREAS, certain terms used in this Agreement are defined in Section 9.3; and

WHEREAS, simultaneously with the execution and delivery hereof, the Members and certain of their respective affiliates are entering into agreements restricting transactions in securities of TWTC prior to the Effective Time (the “Trading Agreements”);

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

The Merger

Section 1.1. The Merger. Upon the terms and subject to the conditions hereof, on the Effective Date, Merger Sub shall be merged with and into Company and the separate existence of Merger Sub shall thereupon cease, and Company, as the surviving entity in the Merger (the “Surviving Company”), shall by virtue of the Merger continue its existence under the laws of the State of Delaware. The Merger shall have the effects set forth in Section 18-209 of the LLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, and franchises of Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 1.2. Effective Date of the Merger. The Merger shall become effective on the date (the “Effective Date”) and at the time (the “Effective Time”) when a properly executed Certificate of Merger (the “Certificate of Merger”) is duly filed with the Secretary of State of the

State of Delaware. The parties shall cause the Certificate of Merger to be executed and filed on the Closing Date subject to the terms and conditions hereof.

ARTICLE II

The Surviving Company

Section 2.1. Certificate of Formation. The certificate of formation of Company shall be the certificate of formation of the Surviving Company after the Effective Date, and thereafter may be amended as provided therein or by law.

Section 2.2. Operating Agreement. The operating agreement of Merger Sub as in effect on the Effective Date shall be the operating agreement of the Surviving Company, and thereafter may be amended as provided therein or by law.

Section 2.3. Managers; Officers. The managers of Merger Sub immediately prior to the Effective Date shall be the managers of the Surviving Company and the officers of Merger Sub immediately prior to the Effective Date shall be the officers of the Surviving Company, in each case until their respective successors are duly elected and qualified or until their death, resignation or removal in accordance with the LLCA and the certificate of formation and operating agreement of the Surviving Company.

ARTICLE III

Conversion of Company Membership Interests and Equity Interests

Section 3.1. Merger Consideration; Effect on Company Membership Interests. Subject to the terms and conditions of this Agreement, as of the Effective Date, by virtue of the Merger and without any action on the part of any holder of any Company Membership Interests or Equity Interests, the following shall occur:

(a) All Company Membership Interests or Equity Interests issued and outstanding immediately prior to the Effective Time that are held by Company, and any Company Membership Interests or Equity Interests issued and outstanding immediately prior to the Effective Time that are owned by TWTC, Merger Sub or any other Subsidiary of TWTC, shall cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist (the “Excluded Membership Interests and Equity Interests”).

(b) Subject to Sections 3.1(c) and 3.4, the Company Membership Interests and Equity Interests issued and outstanding immediately prior to the Effective Time (other than the Excluded Memberships Interests and Equity Interests) shall be converted into the right to receive an aggregate of:

(i) a number of fully paid and nonassessable shares (the “Share Consideration”) of TWTC Class A Common Stock equal to the Aggregate Share Consideration; and

(ii) an amount in cash (the “Cash Consideration”) equal to the Aggregate Cash Consideration (as adjusted pursuant to the provisions of this Agreement).

(c) The Share Consideration and the Cash Consideration shall be allocated among and distributed to the holders of Company Membership Interests and Equity Interests in accordance with the provisions of Company’s operating agreement and any other applicable plans or agreements as in effect immediately prior to the Effective Time as provided in Section 3.3. The allocation of the Share Consideration and the Cash Consideration among such holders shall be the responsibility of the Board of Members of Company as constituted immediately prior to the Effective Time and none of TWTC, Merger Sub, the Surviving Company or any of their respective affiliates shall have any liability or responsibility therefor to any holder of Company Membership Interests, Equity Interests or otherwise.

(d) The membership interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall continue as the membership interests of the Surviving Company, which shall constitute the only outstanding membership interests of the Surviving Company.

Section 3.2. Adjustment of Aggregate Cash Consideration. The Aggregate Cash Consideration shall be adjusted as follows:

(a) Not later than three business days prior to the anticipated Closing Date, Company shall deliver to TWTC (i)(x) a written statement (the “Working Capital Closing Statement”) reflecting Company’s good faith estimate of the Closing Working Capital, based upon the accounting books and records of Company and its subsidiaries (the “Estimated Working Capital”) certified by the chief executive officer and chief financial officer of Company as being prepared in accordance with this Agreement, and (y) underlying documentation supporting the Estimated Working Capital, including supporting detail for each of the balance sheet accounts on the Working Capital Closing Statement and (ii)(x) a written statement (the “Indebtedness Closing Statement”) reflecting Company’s good faith estimate of the Closing Indebtedness, based upon the accounting books and records of Company and its subsidiaries (the “Estimated Indebtedness”) certified as provided above by the chief executive officer and chief financial officer of Company, (y) underlying documentation supporting the Estimated Indebtedness, including supporting detail for each of the balance sheet accounts on the Indebtedness Closing Statement and (z) evidence of arrangements made by Company, reasonably satisfactory to TWTC, to repay all Closing Indebtedness at the Closing with funds provided by TWTC to Merger Sub pursuant to this Agreement and to obtain the full release of all Liens relating to the Closing Indebtedness, in accordance with Section 6.7. The Estimated Indebtedness shall not be less than the amount necessary to fund the repayment of all Closing Indebtedness at the Closing, including any prepayment penalties and other costs required in connection therewith.

(b) The Cash Consideration to be paid at Closing shall be (i)(x) increased by the amount by which the Estimated Working Capital exceeds $1.00 or (y) reduced by the amount by which $1.00 exceeds the Estimated Working Capital, and (ii) reduced by the Estimated Indebtedness. Of the Cash Consideration to be paid at Closing, $6 million (the “Cash Consideration Escrow”) shall be paid to the Disbursing Agent to be held by the Disbursing

Agent in escrow until disbursed in accordance with the terms of this Agreement and the Disbursing Agent Agreement. The Cash Consideration Escrow, to the extent paid to the members of Company pursuant to this Agreement and the Disbursing Agent Agreement, shall be considered part of the Cash Consideration for all purposes of this Agreement.

(c) If TWTC disagrees with Company’s calculation of Closing Working Capital and/or Closing Indebtedness, as reflected in Company’s statements of Estimated Working Capital or Estimated Indebtedness delivered pursuant to Section 3.2(a), TWTC may, within 45 days after the Closing, deliver a notice to each of the Members disagreeing with such calculation and setting forth TWTC’s calculation of such amount. Any such notice of disagreement shall specify in reasonable detail those items or amounts as to which TWTC disagrees, and TWTC shall be deemed to have agreed with all other items and amounts contained in the Working Capital Closing Statement and the Indebtedness Closing Statement and the calculation of Closing Working Capital and Closing Indebtedness, respectively, delivered pursuant to Section 3.2(a). If no such notice is delivered within 45 days after the Closing, then Company’s estimates of Closing Working Capital and/or Closing Indebtedness delivered pursuant to Section 3.2(a) shall be final and binding upon TWTC, the Members and the holders of Company Membership Interests and Equity Interests.

(d) If a notice of disagreement is duly delivered pursuant to Section 3.2(c), TWTC and the Members shall, during the 15 days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the amount of Closing Working Capital and/or Closing Indebtedness (as applicable). If during such period, TWTC and the Members are unable to reach such agreement, they shall promptly (but in any event by the end of such 15-day period) jointly engage and refer their remaining differences to the dispute resolution department of Price Waterhouse Coopers LLP or such other nationally recognized independent accounting firm as TWTC and the Members may agree (such accounting firm, the “Arbitrator”) and cause the Arbitrator to review this Agreement and Section 9.3(a) of the Company Disclosure Letter and the disputed items or amounts for the purpose of calculating Closing Working Capital and/or Closing Indebtedness (as applicable) according to such procedures as the Arbitrator deems appropriate. In making such calculation, the Arbitrator shall consider only those items or amounts in the Working Capital Closing Statement and/or the Indebtedness Closing Statement (as applicable) as to which TWTC has given timely notice of disagreement. The Arbitrator shall deliver to TWTC and the Members, as promptly as practicable (but in any case no later than 30 days from the date of engagement of the Arbitrator), a report setting forth the Arbitrator’s determination of Closing Working Capital and/or Closing Indebtedness (as applicable), which shall include the Arbitrator’s calculations of the components of Closing Working Capital and/or the Closing Indebtedness as to which TWTC has given timely notice of disagreement (as applicable); provided that such calculations of the disputed components shall not be outside the range established by Company’s calculations delivered pursuant to Section 3.2(a), on the one hand, and TWTC’s calculations delivered pursuant to Section 3.2(c), on the other hand. Such report shall be final and binding upon TWTC, the Members and the holders of Company Membership Interests and Equity Interests.

(e) TWTC, the Surviving Company and the Members shall cooperate and assist in the conduct of the review referred to in this Section 3.2, including, without limitation, the making available to the extent necessary of books, records, work papers and personnel.

(f) Within three business days of the final resolution of the amount of Closing Working Capital and Closing Indebtedness pursuant to this Section 3.2, (i) if applicable, TWTC and the Members shall cause the Disbursing Agent to distribute to TWTC a portion of the Cash Consideration Escrow, if any, equal to the sum of (x) the excess, if any, of the Estimated Working Capital over the final Working Capital as determined pursuant to this Section 3.2 and (y) the excess, if any, of the final Closing Indebtedness as determined pursuant to this Section 3.2 over the Estimated Indebtedness, or (ii) if applicable, TWTC shall deliver to the Disbursing Agent, by wire transfer of immediately available funds, an amount in cash equal to the sum of (x) the excess, if any, of the final Working Capital as determined pursuant to this Section 3.2 over the Estimated Working Capital and (y) the excess, if any, of the Estimated Indebtedness over the final Closing Indebtedness as determined pursuant to this Section 3.2, plus (z) interest on the sum of (x) and (y) set forth above in this clause (ii), if any, at the Applicable Rate from (but not including) the Closing Date through (and including) the date of payment. The amount remaining in the Cash Consideration Escrow, if any, after any distribution contemplated by clause (i) of this paragraph (f) and the amount of cash, if any, delivered to the Disbursing Agent pursuant to clause (ii) of this paragraph (f) shall be disbursed in the same manner, and subject to the same terms, as the Cash Consideration paid at Closing is disbursed pursuant to Section 3.3 of this Agreement and the Disbursing Agent Agreement.

(g) In no event will the Disbursing Agent, the Members, or any other holder of any Company Membership Interest or Equity Interest have any liability to pay to TWTC pursuant to this Section 3.2 any amount in excess of the Cash Consideration Escrow, which shall be TWTC’s sole and exclusive remedy if the final Working Capital is less than the Estimated Working Capital or the final Closing Indebtedness is greater than the Estimated Indebtedness.

Section 3.3. Payment of Merger Consideration.

(a) On the Effective Date, TWTC shall deliver to a commercial bank or trust company reasonably satisfactory to the parties, as disbursement agent (the “Disbursing Agent”) under a Disbursing Agent Agreement substantially in the form of Exhibit 3.3(a) to this Agreement among the Disbursing Agent, TWTC, the Members and Company to be executed by the parties thereto not later than the Closing Date, (i) the Cash Consideration to be paid at Closing pursuant to Section 3.2(b), by wire transfer of immediately available funds and (ii) a global certificate representing the Share Consideration. Pursuant to the Disbursement Agent Agreement, the Disbursing Agent shall disburse the Cash Consideration and the Share Consideration to the holders of Company Membership Interests and Equity Interests in a manner consistent with Company’s operating agreement and other applicable plans and agreements as in effect immediately prior to the Effective Time as set forth in a notice provided by Company to the Disbursing Agent immediately prior to the Effective Time.

(b) The Disbursing Agent, on behalf of each of the Surviving Company and TWTC, shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Article III such amounts as the Disbursing Agent, the Surviving Company or TWTC is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Disbursing Agent so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the persons in respect of which the Disbursing Agent made such deduction and withholding.

Section 3.4. Dividends and Other Distributions. All shares of TWTC Class A Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding on the Effective Date and whenever a dividend or other distribution is declared by TWTC in respect of the TWTC Class A Common Stock, the record date for which is on or after (but not before) the Effective Date, that declaration shall include dividends or other distributions in respect of all shares of TWTC Class A Common Stock issuable pursuant to this Agreement.

Section 3.5. No Fractional Shares. No certificates or scrip representing less than one share of TWTC Class A Common Stock shall be issued upon the Merger.

Section 3.6. Closing of Company’s Transfer Books. At the Effective Date, the membership transfer books of Company shall be closed and no transfer of Company Membership Interests shall be made thereafter.

Section 3.7. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (i) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 10:00 A.M. local time on the third business day following the day on which the last of the conditions set forth in Article VII is fulfilled or waived in writing (other than those conditions that are not capable of being satisfied until the Closing, but subject to the waiver in writing or satisfaction of these conditions) or (ii) at such other time and place as TWTC and Company shall agree in writing (the “Closing Date”).

Section 3.8. Additional Actions. If, at any time after the Effective Date, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub or Company or otherwise to carry out this Agreement, the officers and managers of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of Merger Sub or Company, as the case may be, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Merger Sub or Company, as the case may be, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

ARTICLE IV

Representations and Warranties

Section 4.1. Representations and Warranties of Company. Except as set forth in the letter dated the date of this Agreement and delivered to TWTC by Company concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”), Company and the Members (in the case of the Members only with respect to the provisions of Sections 4.1(c)(i), (c)(ii), (d)(i), (d)(ii) and (q) that relate to the Members) represent and warrant to TWTC as follows:

(a) Organization and Qualification. Company and each of its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization and has full limited liability company or corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) or to have such power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Company. Company and each of its subsidiaries is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of good standing) that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Company. Section 4.1(a) of the Company Disclosure Letter sets forth as of the date of this Agreement the name and jurisdiction of organization of each subsidiary of Company. Except as set forth in Section 4.1(a) of the Company Disclosure Letter, none of Company or any of its subsidiaries is a party to any agreement, arrangement or understanding relating to the securities of Company or any of its subsidiaries, including with respect to the voting, holding, issuance, purchase, sale or registration thereof or entitling any party to any put or call rights, rights of first offer, rights of first refusal, tag-along or drag-along rights or any similar rights or obligations, or to any agreement, arrangement or understanding providing for any governance, veto or similar rights with respect to Company or any of its subsidiaries.

(b) Capital.

(i) The authorized capital of Company consists of the Company Membership Interests as set forth in Section 4.1(b)(i) of the Company Disclosure Letter. The Company Membership Interests are issued to and owned of record as of the date of this Agreement by the members in accordance with Section 4.1(b)(i) the Company Disclosure Letter. The Company Membership Interests are and will be free and clear of all Liens (other than Liens that do not and will not interfere with the consummation of the transactions contemplated hereby and will not result in any Liens on the membership interests in the Surviving Company) and constitute all the issued and outstanding ownership and membership interests in Company and there are no other outstanding securities of Company of any kind or nature (other than non-convertible, non-exchangeable Indebtedness). All of the Company Membership Interests have been duly authorized and validly issued and are fully paid and nonassessable. No ownership or membership interests of Company were issued in violation or contravention of any Laws, including any securities Laws or regulations, or in violation of any preemptive or other legal or contractual rights of any person.

(ii) Except as set forth in Section 4.1(b)(ii) of the Company Disclosure Letter, as of the date of this Agreement, there are no outstanding subscriptions, options, warrants, rights (including stock appreciation rights), preemptive rights, redemption rights, repurchase rights or other contracts, commitments, understandings or arrangements, including any put or call right or right of conversion or exchange under any outstanding security, instrument or agreement (collectively, “Options”), obligating Company or any of its subsidiaries to acquire or purchase or to issue or sell any Company Membership Interests or other securities of Company or any of its subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, or measured by reference to the value of, any capital stock or other securities of Company or any of its subsidiaries, or to grant, extend or enter into any Option with respect thereto (collectively, including Options, in each case, as of any date of determination, “Equity Interests”), and no securities or obligations evidencing such rights or Options are authorized, issued or outstanding.

(iii) Section 4.1(b)(iii) of the Company Disclosure Letter contains a true and complete list of each person (other than wholly owned subsidiaries of Company) in which Company owns, directly or indirectly, any voting interest that may require a filing by TWTC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the rules and regulations thereunder (the “HSR Act”).

(iv) All of the outstanding shares of capital stock and other securities of each subsidiary of Company are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by Company or a wholly owned subsidiary, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a “Lien”), except for any Permitted Liens. There are no (A) outstanding Options obligating Company or any of its subsidiaries to issue or sell any shares of capital stock or other securities of any subsidiary of Company or to grant, extend or enter into any such Option or (B) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than Company or a wholly owned subsidiary of Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock or other securities of any subsidiary of Company.

(v) No bonds, debentures, notes or other indebtedness or obligations of Company or any of its subsidiaries having the right to vote (or which are convertible into or exercisable for securities having the right to vote) (collectively, “Company Voting Debt”) on any matters on which Company equity security holders may vote are issued or outstanding nor are there any outstanding Options obligating Company or any of its subsidiaries to issue or sell any Company Voting Debt or to grant, extend or enter into any Option with respect thereto. There are no securities convertible into or exercisable for any such securities and no commitments or obligations to issue any of the foregoing.

(vi) All rights under Company Membership Interests and other Equity Interests, other than the right to receive a portion of the Aggregate Merger Consideration as contemplated hereby, will be extinguished by the consummation of the Merger.

(c) Authority.

(i) The execution, delivery and performance of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly adopted and approved by the Board of Managers of Company and by the written consent of the Members in accordance with Section 18-302(d) of the LLCA and Sections

7.01 and 7.11 of the Operating Agreement. No other corporate proceedings on the part of Company or its members are necessary to authorize the execution, delivery and performance of this Agreement by Company and the consummation by Company of the Merger and the other transactions contemplated hereby, except for notification as required by the LLCA and the Operating Agreement to the members of Company who have not consented in writing on or before the date of this Agreement to the execution of the Agreement, which notification will be satisfied by the mailing of the Information Statement contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Company and constitutes a legal, valid and binding obligation of Company enforceable against Company in accordance with its terms subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

(ii) Each of the Members hereby irrevocably consents, pursuant to Section 18-302(d) of the LLCA and Sections 7.01 and 7.11 of the Operating Agreement, to the execution, delivery and performance of this Agreement by Company and to the consummation of the Merger. The consent referred to in the immediately preceding sentence is adequate to validly trigger the obligations of the members (other than the Members) under Section 11.4 of the Operating Agreement in accordance with its terms. The execution, delivery and performance of this Agreement by each of the Members have been duly and validly approved by the board of directors (or equivalent governing body) of each of the Members. No other corporate proceedings on the part of either of the Members or their stockholders or members are necessary to authorize the execution, delivery and performance of this Agreement by the Member (including the consent referred to in the first sentence above). This Agreement has been duly and validly executed and delivered by the Members and constitutes a legal, valid and binding obligation of each of the Members enforceable against it in accordance with its terms subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

(d) No Conflicts, Approvals and Consents.

(i) Other than the notices, reports, filings, consents, registrations, approvals, permits or authorizations (A) required under the HSR Act, the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act; (B) with or to the Federal Communications Commission (the “FCC”); (C) with or to those state public service or public utility commissions or similar state regulatory bodies (“State Commissions”) listed in Section 4.1(d)(i) of the Company Disclosure Letter; and (D) with or to those state agencies or departments or local governments that have issued telecommunications franchises or any other similar authorizations, no notices, reports or other filings are required to be made by Company or any of its subsidiaries or, to Company’s knowledge, the Members or any of their respective affiliates with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Company or any of its subsidiaries or, to Company’s knowledge, any of the Members or any of their respective affiliates from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental authority (each a “Governmental Authority”), in connection with the execution, delivery and performance of this Agreement by Company and the Members and the consummation by Company of the Merger and the other transactions contemplated hereby, or in connection with the continuing operation of the business of Company and its subsidiaries immediately following the Effective Time, except those that the failure to make or obtain, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Company.

(ii) The execution, delivery and performance of this Agreement by Company and the Members do not, and the consummation by Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of formation, operating agreement or other governing documents of Company or the comparable governing documents of any of its subsidiaries or any Member; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien (other than a Permitted Lien) on any of the assets of Company or any of its subsidiaries or any of the Members pursuant to any agreement, lease, license, contract, note, mortgage, indenture or other legally binding obligation (a “Contract”) binding upon Company or any of its subsidiaries or any of the Members or any Law or governmental or non-governmental permit or license to which Company or any of its subsidiaries or any of the Members is subject; or (C) any change in the rights or obligations of any party under any Contract binding upon Company or any of its subsidiaries (including, without limitation, any change in pricing, term, put or call rights, rights of first offer, rights of first refusal, tag-along or drag-along rights or any similar rights or obligations which may be exercised in connection with the Merger and the other transactions contemplated hereby) or any of the Members, except in the case of clause (B) (other than respect to Liens) and (C) as individually or in the aggregate, do not involve Company Material Contracts or as have not had and would not reasonably be expected to have a material adverse effect on Company.

(iii) Section 4.1(d)(iii) of the Company Disclosure Letter sets forth a correct and complete list of Company Material Contracts pursuant to which consents or waivers are or may be required to consummate the Merger and the other transactions contemplated by this Agreement.

(iv) As of the date of this Agreement, neither Company nor any of its subsidiaries holds claims, as creditor or claimant, of greater than $10.0 million with respect to any one debtor or debtor-in-possession subject to proceedings under Chapter 11 of Title 11 of the United States Code.

(e) Financial Statements.

(i) Company’s audited Consolidated financial statements (including the notes thereto) as of and for the years ended December 31, 2005 and 2004, and the unaudited interim Consolidated financial statements (including the notes thereto) as of and for the quarter ended March 31, 2006, in each case as delivered to TWTC prior to the date hereof, and any audited Consolidated financial statements and any unaudited interim Consolidated financial statements (including, in each case, the notes thereto) delivered to TWTC on or after the date hereof (collectively, the “Company Financial Statements”), were or will be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) during the periods involved (except for such failures to apply GAAP on a consistent basis as may be indicated therein or in the notes thereto), and fairly present or will fairly present the Consolidated financial position of Company and its Consolidated subsidiaries as of the respective dates thereof and the Consolidated results of their operations and cash flows for the respective periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments that were not or are not expected to be, individually or in the aggregate, materially adverse to Company).

(ii) The monthly financial statements delivered or to be delivered to TWTC for each month following March 2006 were or will be prepared in good faith from the books and records of Company and fairly reflect in all material respects the matters set forth therein.

(iii) All filings (other than immaterial filings) required to be made by Company or any of its subsidiaries since December 31, 2004 under the Communications Act of 1934 and applicable state laws and regulations have been filed with the FCC or any applicable State Commissions, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs, franchises, service agreements and related documents and all such filings complied, as of their respective dates, with all applicable requirements of the applicable statute and the rules and regulations thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of the applicable statute and the rules and regulations thereunder, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Company.

(f) Absence of Certain Changes or Events. Since December 31, 2005 (the “Audit Date”), there has not been any material adverse effect on Company or any state of facts, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Company. Since the Audit Date, Company and its subsidiaries have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses. Since the Audit Date and prior to the date hereof, there has not been any action or event that if taken on or after the date hereof without the consent of TWTC would violate the provisions of Section 5.1 of this Agreement or any agreement or commitment to do any of the foregoing.

(g) Absence of Undisclosed Liabilities. There are no liabilities or obligations of Company or any of its subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances that would reasonably be expected to result in any obligations or liabilities of, Company or any of its subsidiaries, other than: (i) liabilities or obligations (A) reflected on the audited Consolidated balance sheet of Company as of December 31, 2005 included in the Company Financial Statements or (B) readily apparent in the notes thereto, in each case as delivered to TWTC prior to the date hereof; (ii) liabilities or obligations identified in the Company Disclosure Letter, or (iii) other liabilities or obligations arising in the ordinary course of business that individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Company.

(h) Legal Proceedings, Litigation and Liabilities. There are no (A) civil, criminal or administrative actions, complaints, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the knowledge of Company, threatened against Company or any of its subsidiaries or (B) litigations, arbitrations, investigations or other proceedings, or injunctions or final judgments relating thereto, pending or, to the knowledge of Company, threatened against Company or any of its subsidiaries before any Governmental Authority, including, without limitation, the FCC, except in the case of either clause (A) or (B) for those set forth in Section 4.1(h) of the Company Disclosure Letter and except for any of the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a material adverse effect on Company. Neither Company nor any of its subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority, except for any of the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a material adverse effect on Company and orders and other rulings applicable to the telecommunications industry in general.

(i) Information Supplied. None of the information supplied or to be supplied by Company in writing specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Information Statement will, at the time the Information Statement is mailed to Company’s members, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Company with respect to statements made or incorporated by reference in the Information Statement based on information supplied by or on behalf of TWTC for inclusion or incorporation by reference therein.

(j) Permits; Compliance with Laws and Orders. The businesses of each of Company and its subsidiaries have not been conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority (collectively, “Laws”), except for such violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Company. No investigation, review, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Authority or by any third party alleging a violation of any Law with respect to Company or any of its subsidiaries is pending or, to the knowledge of Company, threatened, nor has any Governmental Authority indicated an intention to conduct the same, except for any of the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a material adverse effect on Company. Each of Company and its subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by any Governmental Authority (“Licenses”) necessary to conduct its business as presently conducted, except for any failures to have or to be in compliance with such Licenses which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Company. The actions of the applicable Governmental Authorities granting all Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the knowledge of Company, threatened, any application, petition, objection or other pleading with any Governmental Authority which challenges or questions the validity of or any rights of the holder under any License, except for any of the foregoing that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Company.

(k) Taxes.

(i) Each of Company and its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate. All Taxes required to be paid by or with respect to Company and its subsidiaries, and all Taxes required to be withheld by Company or its subsidiaries from amounts owing to any employee, creditor or third party, have been timely paid or withheld; provided that Company makes no representation or warranty with respect to Taxes payable solely by its members.

(ii) There are not pending, or, to the knowledge of Company, threatened in writing, any audits, examinations, claims, investigations or other proceedings with respect to any Taxes or Tax Return of Company or its subsidiaries.

(iii) The income Tax Returns of Company and its subsidiaries through the Tax year ended December 31, 2001 have been examined by the applicable Governmental Authority and closed, or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

(iv) Neither Company nor any of its subsidiaries is a party to any agreement or arrangement providing for the allocation or sharing of Taxes (other than any such agreement or arrangement solely among Company and its subsidiaries), and neither Company nor any of its subsidiaries has any liability for Taxes of any other person (other than Company or any of its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(v) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Company and its subsidiaries.

(vi) Company and each of its subsidiaries has since the date of its formation been, and will through the Effective Time of the Merger be, classified for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation, an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(vii) None of the assets held by Company or any of its subsidiaries are (i) tax exempt use property under Section 168(h) of the Code, (ii) tax-exempt bond financed property under Section 168(g) of the Code, (iii) limited use property under Revenue Procedure 2001-28, or (iv) treated as owned by any other person under Section 168 of the Code.

For purposes of this Agreement:

“Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental authority, including, without limitation, taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

“Tax Return” means any return, report or similar statement (including the schedules attached thereto) filed or required to be filed with respect to Taxes, including, without limitation, any information return, claim for refund, amended return, or declaration of estimated Taxes.

(l) Employees; Employee Benefit Plans; ERISA.

(i) Except for such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Company, (A) all Company Employee Benefit Plans are in compliance in all material respects with all applicable requirements of law, including ERISA and the Code, and with the terms and conditions thereof, and (B) to the knowledge of Company, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of Company or any of its subsidiaries following the Closing. The only employment agreements, severance agreements or severance policies applicable to Company or any of its subsidiaries are the agreements and policies disclosed in Section 4.1(1)(i) of the Company Disclosure Letter.

(ii) As used herein:

A. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code;

B. “Company Employee Benefit Plan” means any Plan entered into, established, maintained, sponsored, contributed to or required to be contributed to by Company or any of its subsidiaries for the benefit of the current or former employees or directors of Company or any of its subsidiaries and existing on the date of this Agreement or at any time subsequent thereto and, in the case of a Plan that is subject to Part 3 of Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder (“ERISA”), Section 412 of the Code or Title IV of ERISA, at any time during the five-year period preceding the date of this Agreement with respect to which Company or any of its subsidiaries has or would reasonably be expected to have any present or future actual or contingent liabilities; and

C. “Plan” means any employment, bonus, incentive compensation, deferred compensation, long term incentive, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control or other benefit plan, agreement, practice, policy, program, scheme or arrangement of any kind, whether written or oral, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

(iii) To Company’s knowledge, no event has occurred, and there exists no condition or set of circumstances in connection with any Company Employee Benefit Plan, that has had or would reasonably be expected to have a material adverse effect on Company.

(iv) Section 4.1(1)(iv) of the Company Disclosure Letter identifies each Plan that provides, upon the occurrence of a change in the ownership or effective control of Company or its subsidiaries or a change in the ownership of all or a substantial portion of the assets of Company or its subsidiaries, either alone or upon the occurrence of any additional or subsequent events and whether or not applicable to the transactions contemplated by this Agreement, for (A) an acceleration of the time of payment of or vesting in, or an increase in the amount of, compensation or benefits due any current or former employee, director or officer of Company or its subsidiaries, (B) any forgiveness of indebtedness or obligation to fund benefits with respect to any such employee, director or officer, or (C) an entitlement of any such employee, director or officer to severance pay, unemployment compensation or any other payment or other benefit.

(v) Company has provided TWTC with a true, complete and correct list of all employees of Company and its subsidiaries as of a recent date (each a “Company Employee” and collectively, the “Company Employees”), including (and designating as such) any such employee who is an inactive employee on paid or unpaid leave of absence, including as a result of such Company Employee’s service in the uniformed services, short-term disability or long-term disability, and indicating the date of hire, adjusted date of hire, and location of employment, current title, compensation and other incentive pay and benefits accrued. Company shall update this list three business days prior to the anticipated Closing Date.

A. Company and all of its subsidiaries are, and have been, in material compliance with respect to past or present Company Employees or prospective Company Employees, with any applicable Law regarding terms and conditions of employment or other labor related matters, including those relating to discrimination, harassment, payment of wages and other compensation, classification of employees and independent contractors, fair labor standards and occupational health and safety, wrongful discharge, immigration, privacy, or workers compensation.

B. Neither Company nor any subsidiary is a party to, or bound by, any collective bargaining or other labor union agreement, contract, neutrality agreement or other understanding with a labor union or labor organization and no collective bargaining agreement is being negotiated. Neither Company nor any subsidiary has a duty to bargain with any labor organization with respect to its Employees, and there has been no demand for recognition or request or demand from a labor organization for representative status with respect to any Company Employee. There is no material labor dispute, strike or work stoppage against Company or a subsidiary pending or, to the knowledge of Company, threatened. No material charge or complaint against Company or a subsidiary with respect to employment practices by or on behalf of any employee or other individual or any governmental authority (including the National Labor Relations Board or any comparable governmental agency) is pending or, to the knowledge of Company, threatened.

C. Except to the extent of bona fide disputes with individuals regarding the amount or nature of a payment, to Company’s knowledge, neither Company nor any subsidiary is (i) delinquent in payments to any Company Employees, consultants or independent contractors performing services for Company for any wages, salaries, commissions, overtime, bonuses or other compensation for any services and Company and its subsidiaries have fully, timely and accurately paid any such amounts due and owing or (ii) delinquent in payments of any payroll taxes or withholdings made with respect to Company Employees, in each case that has had or would reasonably be expected to have a material adverse effect on Company or subject Company to any criminal sanction of any kind.

(m) Material Contracts. Except as set forth in Section 4.1(m) of Company Disclosure Letter, as of the date of this Agreement, neither Company nor any of its subsidiaries is a party to or bound by:

(i) any Contract that would be required to be filed as an exhibit to an Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed pursuant to Item 403 thereof, in each case if Company were subject to the provisions thereof;

(ii) any Contract relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $250,000.

(iii) any non-competition Contract or other Contract that (A) purports to limit either the type of business in which Company or its subsidiaries (or, after the Effective Time, TWTC or its affiliates) may engage or the manner or locations in which any of them may so engage in any business or that contains exclusivity provisions or (B) in the case of the Material Contracts listed in item (vi) below, that contains any most favored nation or benchmarking clauses or marked-to-market pricing provisions;

(iv) any Contract between Company or any of its subsidiaries, on the one hand, and either (A) any director, officer, manager, partner, member, “affiliate” or “associate” (as such terms are defined in the rules promulgated under the Exchange Act) of Company or any of its subsidiaries or any immediate family member or any of the foregoing, (B) any person that beneficially owns 5% or more of the outstanding ownership interests of Company or (C) any affiliate, associate, director, manager, member, partner or officer of any person described in clause (A) or (B), on the other hand (any person described in clause (A), (B) or (C) a “Covered Affiliate”);

(v) (A) preferred provider obligations or similar provisions that materially affect the operation of Company and its subsidiaries or would require the disposition of any material assets or line of business of Company or its subsidiaries or, after the Effective Time, TWTC or its affiliates or (B) any take-or-pay Contract;

(vi) (A) Company’s ten largest customers (measured by monthly recurring revenue for the most recent measurement period) under Company’s SAB billing system or (B) Company’s ten largest customers (measured by monthly recurring revenue for the most recent measurement period) under Company’s UniBill billing system (provided that the Contracts with the Customers referred to in Clauses (A) and (B) shall be deemed to be Company Material Contracts);

(vii) any Contract that commits Company or a subsidiary for purchases, of goods, services or otherwise in excess of $500,000 in any 12-month period; or

(viii) any joint venture or partnership Contract or other material Contract outside the ordinary course of business of Company (the Contracts described in clauses (i) - (viii), together with any Contracts with respect to Leased Real Property listed on Section 4.1(n)(iii) of the Company Disclosure Letter, being the “Company Material Contracts”);

Except as individually or in the aggregate has not had and would not reasonably be expected to have a material adverse effect on Company, each Contract by which Company or its subsidiaries is bound is a valid and binding agreement of Company or one of its subsidiaries, and to the knowledge of Company, the counterparties thereto, and is in full force and effect, and neither Company nor any of its subsidiaries nor, to the knowledge of Company, any other party thereto is in default or breach under the terms thereof.

(n) Property.

(i) With respect to real property owned by Company or its subsidiaries (the “Owned Real Property”), (A) all Owned Real Property is listed in Section 4.1(n) of the Company Disclosure Letter, (B) Company or one of its subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Liens except Permitted Liens, and (C) there are no outstanding options, rights of first refusal or other rights to purchase the Owned Real Property, or any portion thereof or interest therein, except Permitted Liens. For purposes of clarification, the parties agree that indefeasible rights to use, co-location, cross-connection, interconnection, entrance facility or other rights incidental to the provision of service established in the ordinary cause of business shall not be deemed to be Owned Real Property.

(ii) Company and its subsidiaries have good and valid title to approximately 2,500 route-miles and approximately 186,000 fiber-miles of fiber in the markets identified in Section 4.1(n) of the Company Disclosure Letter, and have indefeasible rights to use or lease approximately 290 route-miles and approximately 13,700 fiber-miles of fiber markets identified in Section 4.1(n) of the Company Disclosure Letter (including the names of the respective fiber vendors).

(iii) Except in any such case as, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Company, with respect to the real property leased or subleased to Company or its subsidiaries (the “Leased Real Property”), (A) Company has a good and valid leasehold interest in and to, and is in occupancy of, all of the Leased Real Property under which it is a tenant or lessee, free and clear of any Liens other than Permitted Liens, (B) the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of Company or any of its subsidiaries is in breach of or default under such lease or sublease, and, to Company’s knowledge, no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of Company or its subsidiaries or permit termination, modification or acceleration by any third party thereunder, and (C) no third party has repudiated or has the right to terminate or repudiate such lease or sublease (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease or sublease) or any provision thereof. All Leased Real Property for which the annual rental payment exceeds $300,000 are listed in Section 4.1(n)(iii) of the Company Disclosure Letter. None of Company or any of its subsidiaries has entered into any lease with respect to Leased Real Property between July 1, 2006 and the date of this Agreement.

(iv) Company has good title to all material items of personal property included in its assets, free and clear of all Liens other than Permitted Liens.

(v) The network operated by Company and its subsidiaries, taken as a whole, is in good working condition and repair, ordinary wear and tear excepted, and, subject to the foregoing and to regular periodic maintenance requirements that are performed by Company in the ordinary course, is without any material defects for purposes of operating the business of Company and its subsidiaries as currently operated by Company and its subsidiaries.

(o) Right-of-Way Agreements, Access Agreements.

(i) Except in any such case as, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Company, (A) each right-of-way agreement, license agreement, collocation agreement or other agreement permitting or requiring the laying, building, operation, maintenance or placement of cable, wires, conduits or other equipment or facilities over land or underground (each, a “Right-of-Way Agreement”) to which Company or any of its subsidiaries is a party is valid, legally binding, enforceable and in full force and effect, and none of Company or any of its subsidiaries is in breach of or default under any Right-of-Way Agreement, (B) no event has occurred that, with notice or lapse of time, would constitute a breach or default by any of Company or its subsidiaries or permit termination, modification or acceleration by any third party thereunder and (C) no third party has repudiated or has the right to terminate or repudiate any Right-of-Way Agreement or, to the knowledge of Company, is in breach or default under the terms thereof.

(ii) Except in any such case as, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Company, (A) each building access agreement or other agreement permitting or requiring the laying, building, operation, maintenance or placement of cable, wires, conduits or other equipment or facilities in customer or other third party locations (each, an “Access Agreement”) to which Company or any of its subsidiaries is a party is valid, legally binding, enforceable and in full force and effect, and none of Company or any of its subsidiaries is in breach of or default under any Access Agreement, (B) no event has occurred that, with notice or lapse of time, would constitute a breach or default by any of Company or its subsidiaries or permit termination, modification or acceleration by any third party thereunder, (C) no third party has repudiated or has the right to terminate or repudiate any Access Agreement or, to the knowledge of Company, is in breach or default under the terms thereof, and (D) no property owner or other third party has challenged Company’s right to install, operate or maintain cable, wires, conduits or other equipment or facilities in a customer or other third party location necessary for the provision of service to existing customers.

(iii) To the knowledge of Company, Company is not in violation of any Laws that, individually or in combination with any others, have or would reasonably be expected materially and adversely to affect the ability of Company or any of its subsidiaries to use any of the rights associated with the Right-of-Way Agreements or Access Agreements, in each case taken as a whole, in the manner and scope in which such rights are now being used.

(p) Affiliate Transactions. Since December 31, 2004, none of Company nor any of its subsidiaries has (i) purchased, acquired or leased any property, goods or services from, (ii) sold, transferred or leased any property or services to, (iii) become an obligee with respect to any indebtedness of, or (iv) entered into or been subject to any management, consulting or other agreement with, or been a party to any other transaction involving, any Covered Affiliate, nor has Company or any of its subsidiaries incurred or guaranteed any indebtedness payable to or in favor of any Covered Affiliate. Section 4.1(p) of the Company Disclosure Letter sets forth all matters that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act if Company were subject thereto.

(q) Ownership of TWTC Capital Stock. Neither Company nor any of its subsidiaries or, to Company’s knowledge, other affiliates beneficially owns any shares of TWTC capital stock. To Company’s knowledge, none of the Members or any of the parties to the Trading Agreements is short any shares of TWTC capital stock.

(r) Brokers and Finders. Neither Company nor any of subsidiaries nor any other person has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement, in each case for which Company or any of its subsidiaries will be liable, except that Company has employed Brown Brothers Harriman & Co.

(s) Environmental Laws. Except for any of the following that individually or in the aggregate have not had and would not reasonably be expected to have a material adverse effect on Company:

(i) Company and its subsidiaries are, and have been, in compliance in all material respects with all applicable laws, regulations, common law and other requirements of governmental or regulatory authorities relating to pollution, to the protection of the environment or to natural resources (“Environmental Laws”). Each of Company and its subsidiaries has in effect all material licenses, permits and other authorizations required under all Environmental Laws and is in compliance in all material respects with all such licenses, permits and authorizations.

(ii) To the knowledge of Company, there has been no release or threatened release of a hazardous substance, hazardous waste, contaminant, pollutant, toxic substance or petroleum and its fractions, the presence of which requires investigation or remediation under any applicable Environmental Law, on, at or beneath any of the Owned Real Property or other properties currently or previously owned or operated by Company or its subsidiaries or any surface waters or groundwater’s thereon or thereunder which requires any material disclosure, investigation, cleanup, remediation, monitoring, abatement, deed or use restriction by Company, or which would be expected to give rise to any other material liability or damages to Company or its subsidiaries under any Environmental Laws.

(t) Proprietary Software. Section 4.1(t) of the Company Disclosure Letter sets forth a list of all internally developed operating and applications computer software programs and databases used by Company or its subsidiaries that are not licensed to Company or its subsidiaries from any other person and that are being used in the conduct of the business of Company and its subsidiaries for any significant business function (collectively, the “Proprietary Software”). Company and its subsidiaries own all right, title and interest in and to all of the Proprietary Software. To the knowledge of Company, none of the Proprietary Software, nor any use thereof, conflicts with, infringes upon or violates any intellectual property or other proprietary right of any other person and, no claim, suit, action or other proceeding with respect to any such infringement or violation is pending or, to the knowledge of Company, threatened.

(u) Arbitrator. The Arbitrator has not provided any services to Company, or, to Company’s knowledge, any of its affiliates, in the past three calendar years.

Section 4.2. Representations and Warranties of TWTC and Merger Sub. Except as set forth in the letter dated the date of this Agreement and delivered to Company by TWTC concurrently with the execution and delivery of this Agreement (the “TWTC Disclosure Letter”), or as set forth in the TWTC SEC Reports filed on or after January 1, 2005 and prior to the date hereof, TWTC and Merger Sub jointly and severally represent and warrant to Company as follows:

(a) Organization and Qualification. Each of TWTC and its subsidiaries, including Merger Sub, is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization and has full corporate or limited liability company power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so organized, existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) or to have such power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on TWTC. Each of TWTC and its subsidiaries is duly qualified, licensed or admitted to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing (with respect to jurisdictions that recognize the concept of good standing) that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on TWTC.

(b) Capital Stock.

(i) The authorized capital stock of TWTC consists of (A) 277,300,000 shares of TWTC Class A Common Stock, of which 76,968,511 shares were issued and outstanding as of June 30, 2006, (B) 162,500,000 shares of Class B Common Stock, $0.01 par value per share, of TWTC (“TWTC Class B Common Stock” and, together with the TWTC Class A Common Stock, the “TWTC Common Stock”), of which 43,626,658 shares were issued and outstanding as of June 30, 2006, and (C) 20,000,000 shares of preferred stock, par value $0.01 per share, none of which were issued or outstanding as of the date of this Agreement. As of June 30, 2006, 55,090 shares of TWTC Class A Common Stock and no shares of TWTC Class B Common Stock were held in the treasury of TWTC.

(ii) As of the date of this Agreement, (A) 16,975,249 shares of TWTC Class A Common Stock and (B) no shares of TWTC Class B Common Stock were subject to outstanding options, restricted stock units, warrants or other rights (whether contingent, accrued or otherwise) to acquire or receive shares of TWTC Common Stock or benefits measured by the value of shares of Company Common Stock (collectively, the “TWTC Options”), excluding 43,626,658 shares of TWTC Class A Common Stock issuable upon conversion of TWTC Class B Common Stock, and shares of TWTC Class A Common Stock issuable upon conversion of outstanding convertible debentures. Not including the right to convert shares of TWTC Class B Common Stock into TWTC Class A Common Stock and the outstanding convertible debentures, as of the date of this Agreement, the TWTC Options have a weighted average exercise price of $19.49. As of the date of this Agreement, TWTC has no shares of capital stock reserved for issuance, except for shares reserved for issuance pursuant to TWTC Options.

(iii) All of the issued and outstanding shares of TWTC Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable.

(iv) Except as disclosed in this Section 4.2(b), as of the date of this Agreement, there are no outstanding Options obligating TWTC or any of its subsidiaries to acquire or purchase or to issue or sell any shares of capital stock or other securities of TWTC or any of its subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any capital stock or other securities of TWTC or any of its subsidiaries, or to grant, extend or enter into any Option with respect thereto, and no securities or obligations evidencing such rights or Options are authorized, issued or outstanding.

(v) All of the outstanding shares of capital stock and other securities of each subsidiary of TWTC are duly authorized, validly issued, fully paid and nonassessable and are owned, beneficially and of record, by TWTC or a wholly owned subsidiary, free and clear of any Liens, except for any of the foregoing that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on TWTC. There are no (A) outstanding Options obligating TWTC or any of its subsidiaries to issue or sell any shares of capital stock of any subsidiary of TWTC or to grant, extend or enter into any such Option or (B) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than TWTC or a wholly owned subsidiary of TWTC with respect to the voting of or the right to participate in dividends or other earnings on any capital stock of any subsidiary of TWTC.

(vi) No bonds, debentures, notes or other indebtedness or obligations of TWTC or any of its subsidiaries having the right to vote (or which are convertible into or exercisable for securities having the right to vote) (collectively, “TWTC Voting Debt”) on any matters on which TWTC stockholders may vote are issued or outstanding nor are there any outstanding Options obligating TWTC or any of its subsidiaries to issue or sell any TWTC Voting Debt or to grant, extend or enter into any Option with respect thereto. There are no securities convertible into or exercisable for any such securities and no commitments or obligations to issue any of the foregoing.

(vii) TWTC is the sole member of Merger Sub.

(c) Authority. The execution, delivery and performance of this Agreement by TWTC and Merger Sub and the consummation by TWTC and Merger Sub of the transactions contemplated hereby have been duly and validly unanimously adopted and approved by the Board of Directors (or equivalent governing body) of TWTC and Merger Sub. No other corporate proceedings on the part of TWTC and Merger Sub or its stockholders or members are necessary to authorize the execution, delivery and performance of this Agreement by TWTC and Merger Sub and the consummation by TWTC and Merger Sub of the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by TWTC and Merger Sub and constitutes a legal, valid and binding obligation of TWTC and Merger Sub enforceable against TWTC and Merger Sub in accordance with its terms subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

(d) No Conflicts; Approvals and Consents.

(i) Other than the notices, reports, filings, consents, registrations, approvals, permits or authorizations (A) required under the HSR Act, the Securities Act and the Exchange Act; (B) with or to the FCC; (C) with or to those State Commissions set forth in Section 4.2(d)(i)(C) of the TWTC Disclosure Letter; and (D) with or to those state agencies or departments or local governments that have issued telecommunications franchises or any other similar authorizations, no notices, reports or other filings are required to be made by TWTC or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by TWTC or Merger Sub or any of its subsidiaries from, any domestic or foreign Governmental Authority, in connection with the execution, delivery and performance of this Agreement by TWTC or Merger Sub and the consummation by TWTC and Merger Sub of the Merger and the other transactions contemplated hereby, or in connection with the continuing operation of the business of TWTC and its subsidiaries following the Effective Time, except those that the failure to make or obtain, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on TWTC.

(ii) The execution, delivery and performance of this Agreement by TWTC and Merger Sub do not, and the consummation by TWTC and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of TWTC or the comparable governing documents of Merger Sub or any of TWTC’s other subsidiaries; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of TWTC or Merger Sub or any of its subsidiaries pursuant to any Contract binding upon TWTC or Merger Sub or any of its subsidiaries or any Law or governmental or non-governmental permit or license to which TWTC or Merger Sub or any of its subsidiaries is subject; or (C) any change in the rights or obligations of any party under any Contract binding upon TWTC or Merger Sub or any of its subsidiaries, except in the case of clause (B) and (C) as individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on TWTC or Merger Sub.

(e) SEC Reports; Financial Statements.

(i) TWTC and its subsidiaries have filed each form, report, schedule, registration statement, registration exemption, if applicable, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) required to be filed by TWTC or any of its subsidiaries pursuant to the Securities Act or the Exchange Act with the SEC since January 1, 2005 (as such documents have since the time of their filing been amended or supplemented, the “TWTC SEC Reports”). Each of the TWTC SEC Reports filed or furnished on or prior to the date hereof, at the time of its filing, complied, and each of the TWTC SEC Reports filed or furnished after the date hereof will comply in all material respects with the applicable requirements of each of the Exchange Act and the Securities Act and the rules and regulations thereunder. As of their respective dates, the TWTC SEC Reports did not, and any TWTC SEC Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The TWTC SEC Reports filed or furnished on or prior to the date hereof included, and if filed or furnished after the date hereof, will include, all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes Oxley Act of 2002, as amended (the “SOX Act”), and the internal control report and attestation of TWTC’s outside auditors required by Section 404 of the SOX Act.

(ii) The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the TWTC SEC Reports (the “TWTC Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except for such failures to apply GAAP on a consistent basis as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments that were not or are not expected to be, individually or in the aggregate, materially adverse to TWTC) the consolidated financial position of TWTC and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

(iii) All filings (other than immaterial filings) required to be made by TWTC or any of its subsidiaries since December 31, 2004 under the Communications Act of 1934 and applicable state laws and regulations, have been filed with the FCC or any applicable State Commissions, as the case may be, including all forms, statements, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs, franchises, service agreements and related documents and all such filings complied, as of their respective dates, with all applicable requirements of the applicable statute and the rules and regulations thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of the applicable statute and the rules and regulations thereunder, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on TWTC.

(iv) Merger Sub was formed for the purpose of engaging in the transactions contemplated hereby, has never conducted business and has no material assets and liabilities other than its rights and obligations under this Agreement.

(v) Since December 31, 2005, except as disclosed in the TWTC SEC Reports filed prior to the date of this Agreement, there has not been any material adverse effect on TWTC or any state of facts, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on TWTC. Since December 31, 2005, except as disclosed in the TWTC SEC Reports filed prior to the date of this Agreement, TWTC and its subsidiaries have conducted their respective businesses in all material respects only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses.

(f) Information Supplied. None of the information supplied or to be supplied by TWTC for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Information Statement will, at the time the Information Statement is mailed to Company’s members, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(g) Legal Proceedings, Litigation and Liabilities. There are no (A) civil, criminal or administrative actions, complaints, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to the knowledge of TWTC, threatened against TWTC or any of its subsidiaries or (B) litigations, arbitrations, investigations or other proceedings, or injunctions or final judgments relating thereto, pending or, to the knowledge of TWTC, threatened against TWTC or any of its subsidiaries before any Governmental Authority, including, without limitation, the FCC, except in the case of either clause (A) or (B), for those set forth in Section 4.2(g) of the TWTC Disclosure Letter and except for any of the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a material adverse effect on TWTC. None of TWTC or any of its subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Authority, except for any of the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a material adverse effect on TWTC and orders and other rulings applicable to the telecommunications industry in general.

(h) Permits, Compliance with Laws and Orders. The businesses of each of TWTC and its subsidiaries have not been conducted in violation of any Law, except for such violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on TWTC. No investigation, review, proceeding, notice of violation, order of forfeiture or complaint by any Governmental Authority or by any third party alleging a violation of any Law with respect to TWTC or any of its subsidiaries is pending or, to the knowledge of TWTC, threatened, nor has any Governmental Authority indicated an intention to conduct the same, except for any of the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a material adverse effect on TWTC. Each of TWTC and its subsidiaries has obtained and is in compliance with all Licenses necessary to conduct its business as presently conducted, except for any failures to have or to be in compliance with such Licenses which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on TWTC. The actions of the applicable Governmental Authorities granting all Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to the knowledge of TWTC, threatened, any application, petition, objection or other pleading with any Governmental Authority which challenges or questions the validity of or any rights of the holder under any License, except for any of the foregoing that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on TWTC.

(i) Brokers and Finders. Neither TWTC nor any of its subsidiaries nor any other person has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement, in each case for which TWTC or any of its subsidiaries will be liable, except that TWTC has employed Evercore Partners Inc., the fees and expenses of which shall be the sole responsibility of TWTC.

(j) Financing. TWTC has, or has binding commitments to obtain, all funds necessary to perform its obligations under this Agreement.

(k) Arbitrator. The Arbitrator has not provided any services to TWTC or its subsidiaries, and to TWTC’s knowledge is not and has not been the independent public auditor for Time Warner Inc., in each case in the past three calendar years.

ARTICLE V

Covenants

Section 5.1. Company Interim Operations. Company covenants and agrees as to Company and its subsidiaries that, after the date hereof and prior to the Effective Time, unless TWTC shall otherwise approve in writing and except as otherwise expressly contemplated by this Agreement or as required by applicable Laws, the business of Company and its subsidiaries shall be conducted in all material respects in the ordinary and usual course and, to the extent consistent therewith, Company and its subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of Company and its subsidiaries. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as TWTC may approve in writing, (C) to the extent required to comply with FCC or State Commission obligations, rules or orders, or (D) as set forth in Section 5.1 of the Company Disclosure Letter, Company will not and will not permit its subsidiaries to:

(a) adopt or propose any change in its certificate of formation or operating agreement by laws or other applicable governing instruments or amend any term of the Company Membership Interests or other or other security of Company or any of its subsidiaries;

(b) merge or consolidate Company or any of its subsidiaries with any other person;

(c) acquire assets outside of the ordinary course of business from any other person with a value or purchase price in excess of $500,000 individually or $1 million in the aggregate, other than acquisitions pursuant to Contracts to the extent in effect immediately prior to the execution of this Agreement (and set forth on Section 4.1(m)(ii) of the Company Disclosure Letter), and other than capital expenditures within Company’s capital expenditure budget as set forth in Section 5.1(c) of the Company Disclosure Letter;

(d) (i) enter into any material line of business in any geographic area other than the current lines of business of Company or any of its subsidiaries, and in the geographic areas where they are currently conducted, as of the date hereof, or (ii) engage in the conduct of any business in any state or other jurisdiction that would require the receipt or transfer of a License;

(e) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any other securities of Company (other than Company Membership Interests or Equity Interests to the extent (i) there is no impact on the full extinguishment of all rights therein at the Effective Time other than the right to receive payment of the Merger Consideration in accordance with this Agreement and (ii) such transaction is not reasonably likely to create any impediment to or delay in the consummation of the transactions contemplated hereby) or any of its subsidiaries, or securities convertible or exchangeable into or exercisable for securities of Company (other than Company Membership Interests or Equity Interests to the extent (i) there is no impact on the full extinguishment of all rights therein at the Effective Time other than the right to receive payment of the Merger Consideration in accordance with this Agreement and (ii) such transaction is not reasonably likely to create any impediment to or delay in the consummation of the transactions contemplated hereby) or any of its subsidiaries, or any options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind to acquire any such securities or such convertible or exchangeable securities;

(f) make any loans, advances or capital contributions to or investments in any person other than a wholly owned subsidiary;

(g) reclassify, split, combine, or subdivide, directly or indirectly, any securities of Company (other than Company Membership Interests or Equity Interests to the extent (i) there is no impact on the full extinguishment of all rights therein at the Effective Time other than the right to receive payment of the Merger Consideration in accordance with this Agreement and (ii) such transaction is not reasonably likely to create any impediment to or delay in the consummation of the transactions contemplated hereby) or any of its subsidiaries or securities convertible or exchangeable into or exercisable for any securities of Company (other than Company Membership Interests or Equity Interests to the extent (i) there is no impact on the full extinguishment of all rights therein at the Effective Time other than the right to receive payment of the Merger Consideration in accordance with this Agreement and (ii) such transaction is not reasonably likely to create any impediment to or delay in the consummation of the transactions contemplated hereby) or any of its subsidiaries or repurchase, redeem or otherwise acquire, directly or indirectly, any Company Membership Interests, Equity Interests or other securities of Company or any of its subsidiaries or securities convertible or exchangeable into or exercisable for any Company Membership Interests, Equity Interests or other securities of Company or any of its subsidiaries, other than the repayment of Indebtedness in accordance with this Agreement and other than in connection with the termination of employment of any holder of any Company Membership Interest or Equity interest in accordance with the terms of the Operating Agreement or any Company option plan or profits interest plan;

(h) incur any Indebtedness or guarantee such Indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of Company or any of its subsidiaries, except for Indebtedness incurred under Company’s existing credit facility in the ordinary course of business not to exceed $20 million in the aggregate outstanding thereunder at any time; or prepay, redeem, repurchase or refinance any such Indebtedness or other securities; provided, however that the foregoing shall not prohibit Company from refinancing or restructuring its existing Indebtedness if the aggregate maximum principal amount thereof is not increased and if such refinancing or restructuring does not interfere with or delay the consummation of the transactions contemplated by this Agreement;

(i) except as set forth in Section 5.1(c) of the Company Disclosure Letter, (i) make or authorize any capital expenditure or (ii) fail to continue to make capital expenditures in the ordinary course of business in accordance with its business plan and capital expenditure budget as determined by Company in good faith and in the ordinary course of business to be in the best interests of Company;

(j) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement other than (i) agreements for the sale of services in the ordinary course of business, (ii) the return of excess or obsolete equipment to the vendor for credit against future purchases of equipment (which credit will not be reflected as a current asset for purposes of the Working Capital calculation herein), and (iii) other dispositions of excess or obsolete equipment in a de minimis amount;

(k) make any changes with respect to accounting policies or procedures, except as required by changes in GAAP or by applicable Law or except as Company, based upon the advice of its independent auditors after consultation with TWTC, determines in good faith is advisable to conform to best accounting practices;

(l) settle, compromise, release or waive any applicable statute of limitations with respect to any litigation or other claim, dispute, action, investigation, audit or proceeding (i) for an amount to be paid by Company or any of its subsidiaries in excess of $5 million, (ii) if the effect thereof would be to impose any non-monetary obligations on Company or any of its subsidiaries or to impose any commitment or restriction on Company or any of its subsidiaries, (iii) if the effect thereof would be to accelerate any portion of any payment obligations of counterparties or (iv) which would be reasonably likely to have a material adverse effect on Company;

(m) (i) amend or modify in any material respect, or terminate or waive any material right or benefit under, any Material Contract, (ii) cancel, modify or waive any debts or claims held by it or waive any rights other than in the ordinary course of business consistent with past practice to resolve any bona fide customer dispute not in excess of $250,000 with respect to a dispute with any intercarrier customer and not in excess of $25,000 with respect to a dispute with any other customer or (iii) enter into or renew any Contract with respect to any new or existing Leased Real Property other than renewals of such Contracts at the end of the applicable term thereof in the ordinary course of business as set forth in Section 5.1(m) of the Company Disclosure Letter;

(n) sell, lease, license, or otherwise dispose of, or enter into an indefeasible right of use arrangement or grant any Lien with respect to, any assets of Company or its subsidiaries that would be classified as long term assets on the financial statements of Company, other than (i) the return of excess or obsolete equipment to the vendor for credit against future purchases of equipment (which credit will not be reflected as a current asset for purposes of the Working Capital calculation herein), and (ii) other dispositions of excess or obsolete equipment in a de minimis amount;

(o) except as required pursuant to existing written, binding agreements listed in Section 5.1(o) of the Company Disclosure Letter, the retention and severance plan described in Section 5.1(o) of the Company Disclosure Letter (the “Retention Plan”), or as otherwise required by applicable Law or provisions of this Agreement, (i) enter into any commitment to provide any retention, severance or termination benefits to (or amend any existing arrangement with) any director, officer or Company Employee, other than for severance or termination benefits to employees (other than officers) in the ordinary course of business consistent with past practice and pursuant to the terms of plans, programs or arrangements in effect prior to the date of this Agreement and disclosed on Section 5.1(o) of the Company Disclosure Letter, (ii) increase the benefits payable under any existing severance or termination benefit policy or employment agreement (other than as required to be increased pursuant to the existing terms of any such policy or agreement or as a result of ordinary pay raises or promotions), (iii) enter into any employment severance, change in control, termination, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or Company Employee other than pursuant to the terms of any Plan in effect on the date hereof, (iv) establish, adopt, amend or terminate any Plan, except for technical amendments in the ordinary course of business consistent with past practice, provided that such amendments do not materially increase the cost of such arrangements to Company, (v) increase the compensation, bonus or other benefits of, make any new awards under any Plan to, or pay any bonus to any director, officer, employee, consultant or independent contractor of Company or any of its subsidiaries, except for increases, new awards or payments in the ordinary course of business consistent with past practice for employees who are not among Company’s officers, (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any Plan, except as required pursuant to the terms thereof, (vii) take any action to accelerate the vesting or payment of any compensation or benefits under any Plans, to the extent not already required in any such Plan, (viii) other than in the ordinary course of business consistent with past practice, materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (ix) amend the terms of any outstanding equity-based award, (x) provide for accelerated vesting, removal of restrictions or exercisability of any stock based or stock related awards (including stock options, stock appreciation rights, performance units and restricted stock units) upon a change in control occurring on or prior to the Effective Time for any grants made after the date of this Agreement, other than as described in Section 5.1(o) of the Company Disclosure Letter, (xi) exercise any discretion to cash out awards, (xii) enter into any new collective bargaining agreements (or amendments to existing collective bargaining agreements); provided, however, that the prohibitions contained in the foregoing clauses (i) and (v) shall not apply in connection with newly hired or newly promoted employees, in each case to the extent consistent with past practice or (xiii) increase the headcount of Company or its subsidiaries by more than 25 (net) in the aggregate;

(p) take any affirmative action other than as specifically permitted by this Section 5.1 that would increase Company’s deferred revenue or deferred compensation or create similar deferred long-term liabilities, other than pursuant to the terms of the Retention Plan; or

(q) agree or commit to do any of the foregoing.

Section 5.2. No Solicitation by Company.

(a) Company shall not, nor shall it permit any of its subsidiaries to, nor shall it or the Members authorize or permit any of its directors, officers or employees to, and Company and the Members shall use their reasonable best efforts to cause any investment banker, financial advisor, attorney, accountant or other representative acting on behalf of it or any of its subsidiaries not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes a Company Takeover Proposal (as defined below) or (ii) participate in any negotiations or discussions regarding any Company Takeover Proposal. For purposes of this Agreement, “Company Takeover Proposal” means any bona fide inquiry, proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of a business (a “Company Material Business”) that constitutes 20% or more of the net revenues, net income or the assets (including equity securities) of Company and its subsidiaries, taken as a whole, (ii) any direct or indirect acquisition or purchase of 20% or more of any class of voting securities of Company or 20% or more of the voting power of any class of stock of any subsidiary of Company owning, operating or controlling a Company Material Business, (iii) any tender offer or exchange offer (or other offer to purchase or acquire) any class of voting securities of Company or 20% or more of the voting power of any class of stock of any subsidiary of Company owning, operating or controlling a Company Material Business, or (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company or any such subsidiary of Company, in each case other than the transactions contemplated by this Agreement.

(b) Neither the Board of Managers of Company nor any committee thereof nor the independent managers thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to TWTC, the approval or recommendation by such Board of Managers or such committee of this Agreement or the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal, or (iii) cause Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a “Company Acquisition Agreement”) related to any Company Takeover Proposal.

(c) In addition to the obligations of Company set forth in paragraphs (a) and (b) of this Section 5.2, Company shall as promptly as practicable advise TWTC, orally and in writing, of any request for information or of any Company Takeover Proposal (and in any case within 24 hours of such request or the receipt of such Company Takeover Proposal), the principal terms and conditions of such request or Company Takeover Proposal and the identity of the person making such request or Company Takeover Proposal. Company shall keep TWTC informed of the status and details (including amendments or proposed amendments) of any such request or Company Takeover Proposal as promptly as practicable.

Section 5.3. Other Actions. Each of Company and TWTC shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of their respective subsidiaries to, take any action that would, or that would reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect, or (iii) any condition to the Merger set forth in Article VII not being satisfied.

ARTICLE VI

Additional Agreements

Section 6.1. Preparation and Mailing of the Form S-4. As soon as practicable following the date of this Agreement, but not later than 30 days after receiving from Company all necessary information therefor pertaining to Company and its members (including all information necessary to prepare pro forma financial statements), TWTC shall prepare and file with the SEC a Registration Statement on Form S-4 (the “Form S-4”) in connection with the registration under the Securities Act of the TWTC Class A Common Stock to be issued to the holders of Company Membership Interests and Equity Interests pursuant to the Merger. Company shall provide TWTC with such financial and other information as is required in connection with the Form S-4 as promptly as practicable, and shall use its reasonable best efforts to provide accountants’ consents and Statement of Auditing Standards 100 accountants’ reviews (“SAS 100 Reviews”). Company shall use commercially reasonable efforts to cause each member of Company to furnish all information concerning itself as TWTC may reasonably request in connection with the preparation of the Registration Statement. TWTC shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Prior to the Effective Time, TWTC shall use reasonable best efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective and free from any material misstatement or omission to state a material fact. Each party hereto shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of TWTC Class A Common Stock in the Merger and each party shall furnish all information concerning itself and its members and stockholders as may be reasonably requested in connection with any such action. Each party will advise the others, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the TWTC Class A Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If prior to the Effective Time any event occurs with respect to Company, TWTC or any subsidiary of Company or TWTC, respectively, or any change occurs with respect to information supplied by or on behalf of Company or TWTC, respectively, for inclusion in the Form S-4 that, in each case, is required to be described in an amendment of, or a supplement to, the Form S-4, Company or TWTC, as applicable, shall promptly notify the other of such event, and Company or TWTC, as applicable, shall cooperate with the other in the prompt filing with the SEC of any necessary amendment or supplement to the Form S-4 and, as required by law, in disseminating the information contained in such amendment or supplement to Members.

If, at any time prior to the Effective Date, TWTC or Company should discover any information relating to either party, or any of their respective Affiliates, directors or officers, that should be set forth in an amendment or supplement to the Registration Statement so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC.

Section 6.2. Letters of Company’s Accountants. Company shall use its reasonable best efforts to cause to be delivered to TWTC two letters from Company’s independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to TWTC, in form and substance reasonably satisfactory to TWTC and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

Section 6.3. Letters of TWTC’s Accountants. TWTC shall use its reasonable best efforts to cause to be delivered to Company two letters from TWTC’s independent accountants, one dated a date within two business days before the date on which the Form S-4 shall become effective and one dated a date within two business days before the Closing Date, each addressed to Company, in form and substance reasonably satisfactory to Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

Section 6.4. Access to Information; Effect of Review.

(a) Access. Subject to the Confidentiality Agreement between the parties (the “Confidentiality Agreement”), to the extent permitted by applicable law and confidentiality obligations, each of TWTC and Company shall, and shall cause each of its subsidiaries to afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives (including potential financing sources) of such other party reasonable access during normal business hours, and in a manner which does not impair unduly normal business operations, during the period prior to the Closing Date, to all their properties, books, contracts, commitments, personnel and records (including the foregoing maintained by accountants, consultants, outsourcers and other representatives of TWTC or Company, as the case may be). During such period each of TWTC and Company will (i) advise the other party of any change or event that has had or would reasonably be expected to have a material adverse effect on it, and (ii) furnish promptly all other information concerning its business, properties and personnel, in each case as such the other party may reasonably request; provided, however, that no actions shall be taken pursuant to this Section 6.4(a) that would result in a waiver of the attorney/client privilege. Prior to the Closing, to the extent permitted by applicable law and confidentiality provisions, Company shall, and shall cause its subsidiaries to, confer on a regular and frequent basis with one or more representatives of TWTC to discuss material operational and regulatory matters and the general status of its ongoing operations. Without limiting the foregoing, Company shall promptly notify TWTC of any claim, action, dispute, investigation, audit or proceeding pending against or with respect to Company or any of its subsidiaries in respect of any charges involving individually $150,000 or more. All information exchanged pursuant to this Section 6.4(a) shall be subject to the Confidentiality Agreement.

(b) Effect of Review. No review pursuant to this Section 6.4 shall result in a waiver of any requirement with respect to the accuracy of any representation or warranty given by any of the parties hereto to any of the other parties hereto.

(c) Company Financial Statements. Company shall cause to be provided to TWTC as soon as available, but not later than the 45th day after the end of the applicable quarter, Consolidated financial statements of Company and its subsidiaries, including a Consolidated balance sheet, statement of operations and statement of changes in Members’ equity and cash flow, including the notes thereto, in each case as of and for each quarter ending during the term of this Agreement. In addition, Company shall cause to be provided to TWTC as soon as available, but not later than the 30th day after the end of the applicable month, copies of each of Company’s monthly operating reports and financial statements with appropriate footnotes.

(d) TWTC SEC Filings. TWTC shall provide to Company copies of all of TWTC filings with the SEC (other than Forms 3 and 4) promptly after filing with the SEC. Company shall provide, and shall use its reasonable best efforts to cause its accountants and other representatives to provide, to TWTC such accountants’ consents, SAS 100 Reviews, comfort letters and such other documents or information that TWTC may require in connection with any of its SEC filings after the date hereof.

Section 6.5. Regulatory Matters, Reasonable Best Efforts.

(a) Regulatory Approvals. Each party shall cooperate and promptly, but in any event within 20 days after the execution of this Agreement, prepare and file all necessary documentation, to effect all necessary applications, notices, petitions and filings, and shall use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things in order to obtain all Governmental Consents. TWTC shall have the right to the extent practicable to prepare and file any of the required applications, filings or other materials; provided however that Company shall have the right to review and approve in advance all characterizations of the information relating to Company that appear in any application, notice, petition or filing made in connection with the Merger or the other transactions contemplated by this Agreement. Company and TWTC agree that they will consult and cooperate with each other with respect to the obtaining of all such necessary approvals and authorizations of Governmental Authorities.

(b) Further Actions. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other transactions contemplated by this Agreement, including (i) obtaining any required third party consents under Contracts or otherwise and Governmental Consents, (ii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement. TWTC shall not (i) acquire any business or entity, (ii) merge or consolidate with any entity, (iii) incur any Indebtedness or Lien, (iv) make any significant change in the nature of its business, (v) enter into any other material transaction outside the ordinary course of business, or (vi) agree to do any of the following, in each case if the effect thereof would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(c) Governmental Consents. For purposes of this Agreement, the term “Governmental Consents” shall mean all notices, reports, filings, consents, registrations, approvals, permits or authorizations required to be made prior to the Closing by Company or TWTC or any of their respective subsidiaries with, or obtained prior to the Closing by Company or TWTC or any of their respective subsidiaries from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

(d) Specified Material Adverse Effect. Notwithstanding the foregoing, as used in this Section 6.5, “reasonable best efforts” shall not include nor require any party to (A) sell, or agree to sell, hold or agree to hold separate, or otherwise dispose or agree to dispose of any asset, in each case if such sale, separation or disposition or agreement with respect thereto (i) would, individually or in the aggregate, reasonably be expected to have a material adverse effect on either Company and its subsidiaries taken as a whole or on TWTC and its subsidiaries taken as a whole, or (B) conduct or agree to conduct its business in any particular manner if such conduct or agreement with respect thereto would, individually or in the aggregate, reasonably be expected to have any of the effects set forth in Clause A (the effects in Clause (A) or (B), a “Specified Material Adverse Effect”). None of Company or any of its subsidiaries may take or agree to take any action, or consent to or agree to consent to, any such restriction, if it would, individually or in the aggregate, reasonably be expected to have a Specified Material Adverse Effect without the prior written consent of TWTC.

(e) State Anti-Takeover Statutes. Without limiting the generality of Section 6.5(b), Company and TWTC shall (i) take all action necessary to ensure that no state antitakeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (ii) if any state anti-takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

Section 6.6. Options. Company shall give the notice described in Section 11(b) of its Employee Option Plan not later than 20 days prior to the Effective Date so that upon the Merger all unexpired and unexercised Options shall be cancelled automatically upon consummation of the Merger.

Section 6.7. Repayment of Closing Indebtedness. Except to the extent otherwise determined by TWTC, Company shall pay and discharge all Closing Indebtedness in full on the Closing Date, and cause all Liens, encumbrances and other obligations related thereto (including Liens with respect to cash or cash equivalents under any deposit or control agreement or otherwise) to be released, concurrently with the filing of the Certificate of Merger pursuant to Section 1.2. TWTC shall contribute to Merger Sub all funds necessary for such payment and discharge, it being understood that all amounts necessary to fund such payment and discharge, including any accrued interest, prepayment penalties and other costs required in connection therewith, shall be included in Indebtedness and in the Estimated Indebtedness calculation delivered pursuant to Section 3.2(a) and deducted from the Aggregate Cash Consideration pursuant to Section 3.2(b). At least 15 business days prior to the anticipated Closing Date, Company shall deliver to TWTC a list of any Indebtedness which it then expects will be outstanding as of the Closing Date.

Section 6.8. Indemnification, Exculpation and Insurance.

(a) Each of Company and TWTC agrees that, to the fullest extent permitted under applicable law, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Closing Date now existing in favor of the current or former directors, officers, employees or fiduciaries under benefit plans currently indemnified by Company and its subsidiaries (“Company Indemnified Parties”), as provided in its respective certificate or articles of incorporation, by laws (or comparable organizational documents) or other agreements providing indemnification, shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) Company may, prior to the Closing Date, purchase a six-year “tail” prepaid policy on terms and conditions providing substantially equivalent benefits to Company Indemnified Parties, or any other person entitled to the benefit of Sections 6.8(a) and (b), as applicable, as the existing directors’ and officers’ liability (and fiduciary) insurance maintained by Company, covering without limitation the transactions contemplated hereby. If such “tail” prepaid policy has been obtained by Company prior to the Closing Date, the Surviving Company shall maintain such policies in full force and effect, for its full term, and continue to honor its obligations thereunder and no other party shall have any further obligation to purchase or pay for insurance hereunder.

(c) The obligations of Company and TWTC under this Section 6.8 shall not be terminated or modified by such parties in a manner so as to adversely affect any Company Indemnified Party without the consent of the affected Company Indemnified Party. The provisions of this Section 6.8 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 6.9. Fees and Expenses. All fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 6.10. Public Announcements. Company and TWTC will consult with each other before issuing, and provide each other the reasonable opportunity to review, comment upon and concur with, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as any party, after consultation with counsel, determines is required by applicable law or applicable rule or regulation of NASDAQ.

Section 6.11. Affiliates. As soon as practicable after the date of this Agreement, Company shall deliver to TWTC, and TWTC shall deliver to Company, a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the members of Company, “affiliates” of Company or TWTC, as the case may be, for purposes of Rule 145 under the Securities Act. Company and TWTC shall use their respective reasonable best efforts to cause each such person to deliver to TWTC as of the Closing Date, a written agreement in mutually acceptable customary form.

Section 6.12. NASDAQ Listing. TWTC shall use its reasonable best efforts to cause the shares of TWTC Common Stock issuable to Company’s members as contemplated by this Agreement to be approved for listing on the NASDAQ, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

Section 6.13. Certain Tax Matters.

(a) During the period from the date of this Agreement until the Effective Time, Company shall, and shall cause each of its subsidiaries to: (i) maintain and preserve all books and records relating to such entity, including Tax Returns; (ii) timely file all Tax Returns (taking into account any applicable extensions) required to be filed by or on behalf of each such entity; (iii) timely pay all Taxes due and payable; (iii) accrue a reserve in the books and records and financial statements of any such entity for all Taxes payable by such entity but not yet due, such accrual to be calculated in a manner consistent with that used in the preparation of the Company Financial Statements as of December 31, 2005 and for the year then ended; (iv) promptly notify TWTC of any material suit, claim, action, investigation, audit or similar proceeding pending against or with respect to Company or any of its subsidiaries in respect of any Tax, and not settle or compromise any material Tax liability without TWTC’s prior written consent; (v) promptly notify TWTC of any material property Tax valuation or assessment, and appeal or contest any property Tax valuations or assessments diligently and in good faith as if it were the only party in interest; (vi) not make any material tax election without TWTC’s prior written consent; and (vii) not extend or waive any statute of limitation with respect to the assessment of Taxes without TWTC’s prior written consent. Any Tax Returns described in clause (ii) shall be complete and correct in all material respects. Company shall notify TWTC upon the filing of any material Tax Return and shall make such Tax Returns available to TWTC upon request.

(b) The Members shall be responsible for the preparation and filing of any income or franchise Tax Return of Company or any of its subsidiaries for the taxable period ending on the Closing Date and, in connection therewith, shall be provided with reasonable access to the books and records of Company and its subsidiaries as required for such preparation and filing.

(c) For U.S. federal and applicable state income tax purposes, the parties shall report and treat the Merger as a taxable sale of partnership interests by Company’s members and as a purchase by TWTC of Company’s assets.

(d) As provided in the Disbursing Agent Agreement, Company shall provide to TWTC a certificate of non-foreign status pursuant to Treasury Regulation Section 1.1445-2(b)(2) from each person entitled to receive Merger Consideration hereunder, substantially in the form of the applicable sample certification contained in Treasury Regulation Section 1.1445-2(b)(2)(iv).

ARTICLE VII

Conditions Precedent

Section 7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints. No (x) temporary restraining order or preliminary or permanent injunction or other order by any Federal or state court of competent jurisdiction preventing consummation of the Merger or the other transactions contemplated hereby or (y) applicable Federal or state law prohibiting consummation of the Merger or the other transactions contemplated hereby (collectively, “Restraints”) shall be in effect. No Governmental Authority shall have instituted (or if instituted, shall not have withdrawn) any proceeding seeking any Order the issuance of which would be reasonably likely to result in, and no Governmental Authority shall have instituted any civil, criminal or administrative action, suit, claim, hearing, investigation or other proceeding the existence of which would be reasonably likely, individually or in the aggregate, to result in, a failure of the condition set forth in the immediately preceding sentence.

(b) Statutory Approvals. (i) The waiting period applicable to the consummation of the Merger and the other transactions contemplated hereby under the HSR Act shall have expired or been earlier terminated, (ii) all approvals and authorizations required to be obtained in respect of any License issued by the FCC or any State Commission for the consummation of the Merger and the other transactions contemplated hereby shall have been obtained, and (iii) all approvals and authorizations required to be obtained for the consummation of the Merger and the other transactions contemplated hereby from Governmental Authorities set forth on Section 4.2(d)(i)(C) of the TWTC Disclosure Letter or in Section 4.2(d)(i)(B) of this Agreement shall have been obtained (the foregoing Governmental Consents described in clauses (i) through (iii), collectively, the “Required Governmental Consents”). All Governmental Consents that have been obtained shall have been obtained without the imposition of any term, condition or consequence the acceptance of which would, individually or in the aggregate, reasonably be expected to have or result in a Specified Material Adverse Effect.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and all state securities and “blue sky” authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect.

(d) NASDAQ Listing. The shares of TWTC Class A Common Stock issuable to Company’s members as contemplated by this Agreement shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

Section 7.2. Conditions to Obligations of Company. The obligation of Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of TWTC set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on TWTC.

(b) Performance of Obligations of TWTC. TWTC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Closing Certificates. Company shall have received a certificate signed by an executive officer of TWTC, dated the Closing Date, to the effect that, to such officer’s knowledge, the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

Section 7.3. Conditions to Obligations of TWTC and Merger Sub. The obligation of TWTC and Merger Sub to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Company set forth in Section 4.1(b)(vi) shall be true and correct when made and at and as of the Closing Date and (ii) the other representations and warranties of Company and the Members set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties in this clause (ii) to be so true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Company.

(b) Performance of Obligations of Company. Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Closing Certificates. TWTC shall have received a certificate signed by an executive officer of Company, dated the Effective Time, to the effect that, to such officer’s knowledge, the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

(d) Repayment of Closing Indebtedness. All necessary arrangements shall have been made for the payment and discharge in full of all Closing Indebtedness and the release of related Liens, concurrently with the filing of the Certificate of Merger, as contemplated by Section 6.7, and Company and its subsidiaries shall have obtained from the applicable lenders or other parties thereto acknowledgements of repayment and discharge in full in respect of all of such Indebtedness and acknowledgements of releases of Liens in connection therewith, in each case in form and substance reasonably satisfactory to TWTC.

Section 7.4. Frustration of Closing Conditions. Neither Company nor TWTC may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, to the extent required by and subject to Section 6.5.

ARTICLE VIII

Termination, Amendment and Waiver

Section 8.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Company and TWTC;

(b) by either Company or TWTC:

(i) if the Merger shall not have been consummated by January 31, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

(ii) if any Restraint shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its reasonable best efforts to prevent the entry of and to remove such Restraint; or

(iii) if any condition to the obligation of such party to consummate the Merger set forth in Section 7.2 (in the case of Company) or in Section 7.3 (in the case of TWTC) becomes incapable of satisfaction prior to the Termination Date; provided, however, that the failure of any such condition to be capable of satisfaction is not the result of a material breach of this Agreement by the party seeking to terminate this Agreement.

(c) by Company, if TWTC shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.2(a) or (b), and (B) is incapable of being cured by TWTC or is not cured by TWTC within 120 days following receipt of written notice from Company of such breach or failure to perform;

(d) by TWTC, if Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3(a) or (b), and (B) is incapable of being cured by Company or is not cured by Company within 120 days following receipt of written notice from TWTC of such breach or failure to perform; or

(e) by TWTC, if Company shall breach in any material respect its obligations under Section 5.2 hereof.

Section 8.2. Effect of Termination. In the event of termination of this Agreement by either TWTC or Company as provided in Section 8.1, this Agreement shall forthwith become null and void and have no effect, without any liability or obligation on the part of Company or TWTC, other than the provisions of Section 6.9, this Section 8.2 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the intentional and willful breach by a party of any of its representations or warranties, or a breach of its covenants or agreements set forth in this Agreement, in which case such termination shall not relieve any party of any liability or damages resulting from its breach of this Agreement.

Section 8.3. Amendment. This Agreement may be amended by the parties at any time; provided, however, that there shall not be made any amendment that by law requires further approval by Company’s members without the further approval of such members. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.4. Extension; Waiver. At any time prior to the Closing Date, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

General Provisions

Section 9.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date. This Section 9.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Closing Date and such provisions shall survive the Closing Date.

Section 9.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (as of the time of delivery or, in the case of a telecopied communication, of electronic confirmation) if delivered personally, telecopied (which is electronically confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Company, to:	Xspedius Communications, LLC 5555 Winghaven Blvd., Suite 300 O’Fallon, MO 63368-3626
	Telecopy No.: Attention:	(636) 625-7191 General Counsel

	with a copy to:	Taft, Stettinius & Hollister LLP 425 Walnut Street Cincinnati, Ohio 45202
	Telecopy No.: Attention:	(513) 381-0205 Gerald S. Greenberg

(b)	if to TWTC, to:	Time Warner Telecom Inc. 10475 Park Meadows Drive Littleton, Colorado 80124
	Telecopy No.: Attention:	(303) 566-1010 General Counsel

	with a copy to:	Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
	Telecopy No. : Attention:	(212) 403-2000 Steven A. Rosenblum Stephanie J. Seligman

	and to:	Faegre & Benson LLP 1700 Lincoln Street, Suite 3200 Denver, Colorado 80203
	Telecopy No. : Attention:	(303) 607-3600 Douglas R. Wright

Section 9.3. Definitions. For purposes of this Agreement:

“Access Agreement” – See Section 4.1(o)(ii);

“Adjusted Current Assets” shall mean, as of any date, the amount of Consolidated current assets of Company and its subsidiaries, calculated under GAAP in a manner consistent with the audited Company Financial Statements as of December 31, 2005 and the year then ended, as adjusted in accordance with Section 9.3(a) of the Company Disclosure Letter;

“Adjusted Current Liabilities” shall mean, as of any date, the amount of Consolidated current liabilities of Company and its subsidiaries, calculated under GAAP in a manner consistent with the audited Company Financial Statements as of December 31, 2005 and the year then ended, as adjusted in accordance with Section 9.3(a) of the Company Disclosure Letter;

“Adjusted TWTC Stock Price shall mean the average of the closing price per share of TWTC Class A Common Stock as reported by the NASDAQ Stock Market for the 20 trading-day period ending upon the trading day immediately preceding the third trading day prior to the Closing Date;

An “affiliate” of any person shall mean another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

“Aggregate Cash Consideration” shall mean $212.5 million plus the Cash Top Up Amount, if any, subject to adjustment as provided in Section 3.2;

“Aggregate Merger Consideration” shall mean the Aggregate Share Consideration and the Aggregate Cash Consideration collectively;

“Aggregate Share Consideration” shall mean the aggregate number of shares of TWTC Class A Common Stock equal to the quotient of (a) $319 million divided by (b) the Adjusted TWTC Stock Price, but in no event more than 23.4 million shares or fewer than 18,249,428 shares;

“Agreement” – See Preamble;

“Applicable Rate” means the corporate prime lending rate of interest publicly announced from time to time by CitiBank N.A.

“Arbitrator” – See Section 3.2(c);

“Attributable Indebtedness” shall mean, on any date, (a) in respect of any Capital Lease of any person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease;

“Audit Date” – See Section 4.1(f);

“Capital Lease” shall mean any lease of any property by Company or any of its subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of Company and its subsidiaries;

“capital stock” or “shares of capital stock” shall mean (a) with respect to a corporation, as determined under the laws of the jurisdiction of organization of such entity, capital stock or such shares of capital stock; (b) with respect to a partnership, limited liability company, or similar entity, as determined under the laws of the jurisdiction of organization of such entity, units, interests, or other partnership or limited liability company interests; or (c) any other equity ownership or participation;

“Cash Consideration” – See Section 3.1(b)(ii);

“Cash Consideration Escrow” – See Section 3.2(b)(iii);

“Cash Top-Up Amount” shall mean an amount of cash equal to the excess, if any, of (a) $319 million over (b) the product of the Aggregate Share Consideration and the greater of (i) the Adjusted TWTC Stock Price and (ii) $11.66.

“Certificate of Merger” – See Section 1.2;

“Closing” – See Section 3.7;

“Closing Date” – See Section 3.7;

“Closing Indebtedness” means all Indebtedness of Company and its subsidiaries as of the Closing Date;

“Closing Working Capital” means Working Capital as of the Closing Date;

“Code” shall mean the Internal Revenue Code of 1986, as amended;

“Company” – See Preamble;

“Company Disclosure Letter” – See Section 4.1;

“Company Employee(s)” – See Section 4.1(l)(v);

“Company Employee Benefit Plan” – See Section 4.1(l)(ii);

“Company Financial Statements” – See Section 4.1(e)(i);

“Company Indemnified Parties” – See Section 6.8(a);

“Company Material Business” – See Section 5.2(a);

“Company Material Contracts” – See Section 4.1(m)(viii);

“Company Membership Interest” – See Recitals;

“Company Options” shall mean options issued under Company’s Option Plan to purchase Company Membership Interests;

“Company Takeover Proposal” – See Section 5.2(a);

“Company Voting Debt” – See Section 4.1(b)(v);

“Confidentiality Agreement” – See Section 6.4(a);

“Consolidated” shall mean, when used with reference to financial statements or financial statement items of any person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP;

“Contract” – See Section 4.1(d)(ii);.

“Controlled Group Liability” – See Section 4.1(l)(ii);

“Covered Affiliate” – See Section 4.1(m)(iv);

“Disbursing Agent” – See Section 3.3(a);

“Effective Date” – See Section 1.2;

“Effective Time” – See Section 1.2;

“Environmental Laws” – See Section 4.1(s)(i);

“Equity Interests” – See Section 4.1(b)(ii).

“ERISA” – See Section 4.1(l)(ii);

“Estimated Indebtedness” – See Section 3.2(a);

“Estimated Working Capital” – See Section 3.2(a);

“Exchange Act” – See Section 4.1(b)(iii);

“Excluded Membership Interests” – See Section 3.1(a);

“FCC” – See Section 4.1(d)(i);

“Form S-4” – See Section 6.1;

“GAAP” – See Section 4.1(e)(i);

“Governmental Authority” – See Section 4.1(d)(i);

“Governmental Consents” – See Section 6.5(c);

“Guaranty Obligation” shall mean, with respect to Company and its subsidiaries, without duplication, any obligation, contingent or otherwise, of any such person pursuant to which such person has directly or indirectly guaranteed any Indebtedness of any other person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed equal to the lesser of the stated or determinable amount of the primary obligation or the maximum liability of the person giving the Guaranty Obligation;

“Hedging Agreement” shall mean any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time;

“Hedging Obligations” shall mean all existing or future payment and other obligations owing by Company under any Hedging Agreement;

“HSR Act” – See Section 4.1(b)(iii);

“Indebtedness” shall mean, with respect to Company and its subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP:

(i) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such person;

(ii) all obligations of Company or any of its subsidiaries to pay the deferred purchase price of property or services, to the extent classified as debt in accordance with GAAP (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due which trade payables are included in Adjusted Current Liabilities, and all obligations of Company or any of its subsidiaries in respect of securitizations or other transfers of accounts receivables;

(iii) the Attributable Indebtedness of Company or any of its subsidiaries with respect to the obligations of Company or such subsidiary in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(iv) all Indebtedness of any third party secured by a Lien on any asset owned or being purchased by Company or any of its subsidiaries (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by the Borrower or any of its subsidiaries or is limited in recourse;

(v) all Guaranty Obligations of Company or any of its subsidiaries;

(vi) all obligations of Company or any of its Subsidiaries to redeem, repurchase, exchange, defease or otherwise make payments in respect of capital stock of such person;

(vii) all Net Hedging Obligations; and

(viii) in the case of each of the foregoing, all principal, interest (including default interest), prepayment and other penalties, premiums, taxes, charges, fees, breakage and other costs, indemnities, expenses and other obligations or liabilities of any kind payable in connection with the foregoing.

For all purposes hereof, (A) the Indebtedness of Company or any of its subsidiaries shall include the Indebtedness of any partnership or joint venture in which Company or any of its subsidiaries is a general partner or a joint venturer, and (B) the Indebtedness of Company shall not include any undrawn letter of credit or performance bond or any Reimbursement Obligation with respect thereto which is not due and payable at the time of determination;

“Indebtedness Closing Statement” – See Section 3.2(a);

“Information Statement” shall mean the information statement sent by Company to its members in connection with the written consent of the Members to this Agreement and the Merger, which shall be incorporated in the S-4;

“knowledge” means, with respect to Company, the actual conscious knowledge of the individuals listed in Section 9.3(b) of the Company Disclosure Letter;

“Laws” – See Section 4.1(j);

“Leased Real Property” – See Section 4.1(n)(iii);

“Licenses” – See Section 4.1(j);

“Lien” – See Section 4.1(b)(iv);

“LLCA” shall mean the Delaware Limited Liability Company Act;

“material adverse change” or “material adverse effect” means, when used in connection with Company or TWTC, as the case may be, any change, effect, event, occurrence or state of facts (i) that is or is reasonably likely to become materially adverse to the business, financial condition or results of operations of such person and its subsidiaries taken as a whole but excluding any of the foregoing resulting from (A) changes in international or national political or regulatory conditions generally (in each case, to the extent not disproportionately affecting the applicable person as compared to similarly situated persons), (B) changes or conditions generally affecting the U.S. economy or financial markets or generally affecting any of the segments of the industry in which the applicable person or any of its subsidiaries operates (in each case, to the extent not disproportionately affecting the applicable person as compared to similarly situated persons), (C) any act or omission by Company taken with the prior written consent of TWTC in contemplation of the Merger, (D) any costs or expenses reasonably incurred or accrued in connection with the Merger, (F) any act or omission of Company required by the terms of this Agreement, (G) this Agreement and the announcement or performance hereof and the transactions contemplated hereby, including without limitation, the direct impact thereof on relationships with customers, suppliers or employees, (H) changes in Laws (in each case not disproportionately affecting the applicable person as compared to similarly situated persons), or

(I) any change in unbundled network elements availability and sales consistent and in accordance with the rules, regulations and rates established by the FCC or applicable State Commissions (in each case not disproportionately affecting the applicable person as compared to similarly situated persons), or (ii) that prevents or materially delays such person from performing its material obligations under this Agreement or consummation of the transactions contemplated hereby;

“Members” – See Preamble;

“Merger” – See Recitals;

“Merger Consideration” shall mean, with respect to Company Membership Interests and Equity Interests, the Share Consideration and the Cash Consideration, collectively;

“Merger Sub” – See Preamble;

“Net Hedging Obligations” shall mean, as of any date, the Termination Value of any such Hedging Agreement on such date;

“Operating Lease” shall mean, as to any person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such person as lessee which is not a Capital Lease;

“Options” – See Section 4.1(b)(ii);

“Owned Real Property” – See Section 4.1(m);

“person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

“Permitted Liens” shall mean (a) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, lessor’s, Landlord’s and other similar Liens arising or incurred in the ordinary course of business not yet due and payable, (b) Liens for Taxes, assessments, or governmental charges or levies on a person’s properties if the same shall not at the time be delinquent or thereafter can be paid without penalty or are being contested in good faith by appropriate proceedings and for which appropriate reserves have been included on the balance sheet of the applicable person, (c) easements, restrictive covenants and similar encumbrances or impediments against any assets or properties of an entity and which individually or in the aggregate do not materially interfere with the business of such entity or the operation of the property as currently conducted to which they apply, (d) minor irregularities and defects of title which individually or in the aggregate do not materially interfere with an entity’s business or the operation of the property as currently conducted to which they apply, and (e) Liens granted in respect of any Indebtedness or securing any obligation with respect thereto and other Liens as set forth in the Company Disclosure Letter;

“Plan” – See Section 4.1(l)(u);

“Proprietary Software” – See Section 4.1(t);

“Reimbursement Obligation” shall mean the obligation of Company to reimburse the issuer of any letter of credit;

“Required Governmental Consents” – See Section 7.1(b);

“Restraints” – See Section 7.1(a);

“Retention Plan” – See Section 5.1(o);

“Right-of-Way Agreement” – See Section 4.1(o)(i);

“Securities Act” – See Section 4.1(d)(i);

“Share Consideration” – See Section 3.1(b)(i);

“SOX Act” – See Section 4.2(d)(ii);

“Specified Material Adverse Effect” – See Section 6.5(d);

“State Commissions” – See Section .1(d)(i);

“subsidiary” means, with respect to any person, any other person, whether incorporated or unincorporated, of which more than 50% of either the equity interests in, or the voting control of, such other person is, directly or indirectly through subsidiaries or otherwise, beneficially owned by such first person;

“Surviving Company” – See Section 1.1;

“Synthetic Lease” shall mean any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP;

“Taxes” – See Section 4.1(k);

“Tax Returns” – See Section 4.1(k);

“Termination Date” – See Section 8.1(b)(i);

“Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements;

“Trading Agreements” – See Recitals.

“TWTC” – See Preamble;

“TWTC Class A Common Stock” – See Recitals;

“TWTC Class B Common Stock” – See Section 4.2(b)(i);

“TWTC Common Stock” – See Section 4.2(b)(i);

“TWTC Disclosure Letter” – See Section 4.2;

“TWTC Financial Statements” – See Section 4.2(e)(ii);

“TWTC Options” – See Section 4.2(b)(ii);

“TWTC Voting Debt” – See Section 4.2(b)(vi);

“TWTC SEC Reports” – See Section 4.2(e)(i);

“Working Capital” shall mean, as of any date, the Adjusted Current Assets minus the Adjusted Current Liabilities.

“Working Capital Closing Statement” – See Section 3.2(a).

Section 9.4. Interpretation and Other Matters.

(a) When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

(b) Each of Company and TWTC has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a disclosure letter need not be set forth in any other section of the disclosure letter so long as its relevance to the latter section of the disclosure letter or section of the Agreement is readily apparent on the face of the information disclosed in the disclosure letter to the person to which such disclosure is being made. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material,” “material adverse effect” or other similar terms in this Agreement.

Section 9.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

Section 9.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the other agreements, documents and instruments referred to herein) and the Confidentiality Agreement (i) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (ii) except for the provisions of Section 6.8 (which shall be enforceable by the Indemnified Parties), are not intended to and shall not confer upon any person other than the parties to this Agreement any rights or remedies.

Section 9.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

Section 9.8. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party other than in connection with a merger involving a party which is not otherwise prohibited by this Agreement. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.9. Enforcement. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any federal or state court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the federal and state courts located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal or state court in the State of Delaware.

Section 9.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.11. WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

IN WITNESS WHEREOF, TWTC, Merger Sub, Company and the Members have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

TIME WARNER TELECOM INC.

By:	/s/ Larissa Herda
Name: Larissa Herda
Title: Chairman, CEO and President

XPD ACQUISITION, LLC

By:	/s/ Mark A. Peters
Name: Mark A. Peters
Title: Senior Vice President and Chief Financial Officer

XSPEDIUS COMMUNICATIONS, LLC

By:	/s/ Lawrence Beilenson
Name: Lawrence Beilenson
Title: Senor Vice President, General Counsel

XSPEDIUS MANAGEMENT CO., LLC

By:	/s/ James Monroe III
Name: James Monroe III
Title: Manager

XSPEDIUS HOLDING CORP.

By:	/s/ Lawrence C. Tucker
Name: Lawrence C. Tucker
Title: Vice President

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